Exhibit 10.2
THIS DEED OF RELEASE is made on 27 of June 2006
BETWEEN:
(1)	Russell John Carman of Bates Weston, The Mills, Canal Street, Derby, DE1 2RJ in his capacity as liquidator of TI and T2 (Mr Carman)
(2)	Transocean Equipment Manufacturing and Trading Limited (a company registered in England and Wales with company number 01611473 and incorporated on 4 February 1982 as a private company limited by shares under the Companies Acts 1948-1980, whose registered office is at The Mills, Canal Street, Derby, DE1 2RJ) (in liquidation) (T1)
(3)	Transocean Equipment Manufacturing and Trading Limited (a company registered in the Isle of Man with company number 056415C and incorporated on 21 November 1991 as a private company limited by shares under the Companies Act 1931-1986, whose registered office is at The Mills, Canal Street, Derby, DE1 2RJ) (in liquidation) (T2)
(4)	MKB Bank N.Y.R.T. (a bank registered in Hungary whose registered office is at Váci utca 38, 1056 Budapest, Hungary) (MKB)
(5)	The Cronos Group SA (a company registered in Luxembourg with company number RCS LUX B27.489) whose registered office is at 5, Rue Guillaume Kroll, L-182 Luxembourg (Cronos SA)
(6)	Cronos Containers NV (a company registered in the Netherlands Antilles under number 38313 and incorporated on 20 July 1983 as a private company limited by shares under the law of the Netherlands Antilles) whose registered office is at Carawaraweg 88, Curaçao, Netherlands Antilles (Cronos NV)
(7)	Cronos Containers (Cayman) Limited (a company registered in the Cayman Islands under number CR-81470 and incorporated on May 5, 1998 as a private company limited by shares under the laws of the Cayman Islands) whose registered office is at Queensgate Bank and Trust Company Limited, PO Box 30464 SMB, Queensgate House, South Church Street, George Town, Grand Cayman, Cayman Islands (Cronos Cayman)
(8)	Fortis Bank (Nederland) NV established at Rotterdam, Coolsingel 93, The Netherlands (the Bank)
together the Parties
WHEREAS:
A.	On 13 July 2004, T1, T2 and Mr Carman in his capacity as liquidator of T1 and in his capacity as liquidator of T2 issued a Re-Amended Ordinary Application in the Aylesbury County Court in the winding up proceedings of both T1 and T2 (the references to the record whereof were No. 19 of 2004 and No. 46 of 2003, respectively) (the Application).
B.	The Application made a series of claims against 15 Respondents, including MKB, the claim against MKB being pursuant to section 127 of the Insolvency Act 1986 (as to which MKB makes no admission) in respect of a number of payments made to MKB following the commencement of winding up against T1 on 26 March 1998 (the section 127 proceedings).
C.	On 23 September 2004 T1, T2, Mr Carman and MKB entered into a standstill agreement in relation to the section 127 proceedings. The terms of that standstill agreement were then embodied in and Order of Registrar Derrett, sitting as a Registrar of the Companies Court and dated 28 September 2004.

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Exhibit 10.2
D.	The first to fourth Parties intend to effect a full and final settlement of all Claims (including but not limited to the section 127 proceedings claim) that any one or more of them may have against any one or more of the others by this Deed without admission of any liability or fault.
E.	The fifth to eighth Parties enter into this Deed in order to receive the benefit of the provisions in clauses 2.3 to 2.5.
IT IS HEREBY AGREED AS FOLLOWS:
1	DEFINITIONS
1.1	In this Deed, unless the context otherwise requires, the following expressions have the following meanings:

Action: means any demand, complaint, claim or counterclaim, action, suit or proceeding, including contribution or indemnification proceedings (whether intimated, actual, prospective or contingent) which Mr Carman, T1 and T2 or any one or more of them have, may have or have had in respect of any monies, damages, losses, liabilities, interest, costs or professional fees or otherwise, of whatsoever nature and whensoever, wheresoever and howsoever arising, directly or indirectly, whether or not known and whether or not existing in law as at the date of this Deed, against MKB and includes the section 127 proceedings.

Claims: means (A) any demand, complaint, claim or counterclaim, action, suit or proceeding, including contribution or indemnification proceedings, (whether intimated, actual, prospective or contingent) which Mr Carman, T1 and T2 or any one or more of them have, may have or have had or, but for the execution of this Deed, could or might have, in respect of any monies, damages, losses, liabilities, interest, costs or professional fees or otherwise, of whatsoever nature and whensoever, wheresoever and howsoever arising, directly or indirectly, whether or not known and whether or not existing in law as at the date of this Deed, against MKB;

and also means (B) any demand, complaint, claim or counterclaim, action, suit or proceeding, including contribution or indemnification proceedings (whether intimated, actual, prospective or contingent) which MKB has, may have or has had or, but for the execution of this Deed, could or might have, in respect of any monies, damages, losses, liabilities, interest, costs or professional fees or otherwise, of whatsoever nature and whensoever, wheresoever and howsoever arising, directly or indirectly, whether or not known and whether or not existing in law as at the date of this Deed (including for the avoidance of doubt any claim, or entitlement to apply to the Court, under the Insolvency Act 1986 or Insolvency Rules 1986 and whether for substantive relief or for directions or otherwise and whether in the capacity of a creditor or creditors, or assignee or assignee of such creditor(s), in the T1 and/or T2 liquidations or otherwise), against Mr Carman, T1 or T2 arising out of or in connection with the liquidations of or businesses of T1 or T2.

Deed: means this Deed of Release.

Guarantee: means the guarantee (reference: 04GI486977) issued by the Bank in favour of MKB on the application of Cronos SA and on behalf of Cronos NV dated 21 March 2006.

1.2	In the interpretation of this Deed, unless the context otherwise requires:
(a)	headings are for reference only and do not affect the interpretation of this Deed;

(b)	references to ‘Clauses’ are to clauses of this Deed; and

(c)	the singular shall include the plural and vice versa.

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Exhibit 10.2
2	RELEASE

2.1	This Deed is in full and final settlement of any and all Claims including the section 127 proceedings. Mr Carman, T1 and T2 and each of them and MKB accordingly each agree that all such Claims shall thereby be released, waived and abandoned absolutely.

2.2	The Parties shall take all necessary steps to procure the dismissal with no order as to costs of the section 127 proceedings as soon as possible following execution of this Deed. For the avoidance of doubt, it is agreed that each of the Parties shall bear their own costs of the section 127 proceedings.

2.3	MKB hereby releases, waives and abandons absolutely any demand, complaint, claim or counterclaim, action, suit or proceeding, including contribution or indemnification proceedings, (whether intimated, actual, prospective or contingent) which MKB may have or has had or, but for the execution of this Deed, could or might have, in respect of any monies, damages, losses, liabilities, interest, costs or professional fees or otherwise, of whatsoever nature and whensoever, wheresoever and howsoever arising, directly or indirectly, whether or not known and whether or not existing in law as at the date of this Deed, arising out of or in connection with the Guarantee against (1) the Bank, (2) Cronos SA and (3) Cronos NV.

2.4	MKB hereby agrees to sign and execute all and any deeds or documents which Cronos SA or Cronos NV may reasonably request in writing in favour of the Bank in order to give effect to the provisions of clause 2.3.

2.5	MKB hereby confirms to Cronos SA, Cronos NV and Cronos Cayman that the Guarantee is released. MKB hereby agrees to send a SWIFT message to the Bank within three days after this Deed comes into effect quoting the Guarantee reference 04GI486977 and confirming that the Guarantee has been released.

3	COVENANT NOT TO SUE

3.1	Mr Carman and T1 and T2 each covenant in favour of MKB that they will not take any step or proceeding to make or assert any Claim.

3.2	MKB covenants in favour of Mr Carman and T1 and T2 that it will not take any step or proceeding to make or assert any Claim (save for the purpose of giving effect to this Deed).

3.3	Mr Carman and T1 and T2 each covenant (on behalf of themselves, their successors and assignees) in favour of MKB that they will not take any step or proceeding to make or assert any demand, complaint, claim or counterclaim, action, suit or proceeding, including contribution or indemnification proceedings (whether intimated, actual, prospective or contingent) which Mr Carman, T1 and T2 or any one or more of them have, may have or have had in respect of any monies, damages, losses, liabilities, interest, costs or professional fees or otherwise, of whatsoever nature and whensoever, wheresoever and howsoever arising, directly or indirectly, whether or not known and whether or not existing in law as at the date of this Deed, against MKB.

3.4	MKB covenants that it will not take any step or proceeding to make or assert any demand, complaint, claim or counterclaim, action, suit or proceeding, including contribution or indemnification proceedings (whether intimated, actual, prospective or contingent) which it has, may have or has had in respect of any monies, damages, losses, liabilities, interest, costs or professional fees or otherwise, arising out of the Action, against Mr Carman, T1 and T2.

3.5	In the event that (notwithstanding the foregoing paragraphs of this clause) any such Claim or claim is made, then the Party in breach of the foregoing paragraphs shall indemnify such of the other Parties as may be affected thereby against all costs expenses and liabilities whatsoever occasioned by such Party as a result.

3.6	Nothing in this Deed shall preclude Mr Carman, T1 and/or T2 from continuing with the CPR Part 8 order for sale proceedings issued on 13 September 2005 (Claim No. HC 05 C 02476) in

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Exhibit 10.2
relation to charged securities held by Dr Stefan Palatin and Mrs Margit Palatin by way of enforcement of judgments already obtained against each of them.

4	NON-ADMISSION OF LIABILITY

It is expressly agreed and acknowledged by the Parties and each of them that the execution and performance of this Deed is not, and is not to be construed as, any admission whatsoever of any Claim against or liability of the Parties in connection with any such Claim or at all and that this Deed is made purely for commercial reasons.

5	CONFIDENTIALITY

5.1	The Parties and each of them agree to keep confidential the existence and terms of this Deed save that (for the avoidance of doubt) the Parties and their legal advisers may make such disclosure by compulsion of law or regulation, or to any of their respective lawyers, auditors or insurers, or in order to secure compliance with this Deed in the event of breach by any Party.

5.2	If any Party shall be entitled to disclose the existence or terms of this Deed and in fact makes such disclosure, that Party shall use reasonable commercial endeavours to impose upon the third party concerned a duty of confidentiality equivalent to that contained in this Deed.

6	SUCCESSORS IN TITLE

This Deed shall be binding upon and inure to the benefit of the successors in title and assigns of each of the Parties.

7	GOVERNING LAW AND JURISDICTION

7.1	This Deed shall be governed by and construed in accordance with English law.

7.2	The Parties and each of them shall submit to the non-exclusive jurisdiction of the English Courts for the purpose of any action to enforce the terms of this Deed.

8	THIRD PARTY RIGHTS

A person who is not a Party to this Deed does have and is intended to have rights under the Contracts (Right of Third Parties) Act 1999 (“the Act”) to enforce any term of this Deed and this is in addition to any rights or remedy of a third party which exists or is available other than under the Act.

9	COUNTERPARTS

This Deed may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

10	COSTS

Each of the Parties shall pay its own costs in relation to the negotiation, agreement and completion of this Deed and in relation to any legal documentation arising out of this Deed.

11	BREACH

The Parties and each of them acknowledge that damages would not be an adequate remedy for any breach of the terms of this Deed and that the remedies of injunction, specific performance or other equitable relief will be available in the event of any actual or threatened breach of the terms of this Deed.

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Exhibit 10.2
12	ASSIGNMENT

12.1	The Parties and each of them warrant that they have not sold, assigned, transferred or otherwise disposed of any Claims, or any rights which may give rise to Claims, against any of the other Parties, save for the assignment by MKB of their rights as creditor of T1 and T2 to Central Workout Penzuegyi Rt.

12.2	None of the Parties shall assign or transfer any of the rights or obligations under this Deed without the prior written consent of the other Parties (such consent not to be unreasonably withheld).

13	ENTIRE AGREEMENT

This Deed shall constitute the entire agreement between the Parties in relation to the subject matter hereof and all other terms are expressly excluded. The Parties acknowledge that in entering into this Deed they are not relying upon any statement or representation made by or on behalf of any other Party, whether or not in writing, at any time prior to the execution of this Deed, which is not expressly set out in this Deed.
Executed as a deed and delivered on the date appearing at the beginning of this Deed.

Executed as a deed by Russell John	)	/s/ RUSSELL JOHN CARMAN
Carman in the presence of:	)

Signature of witness:	/s/ A A ALBUTT

Name of witness:	A A ALBUTT

Address:	6 HAMILTON CLOSE

MICKLEOVER

DERBY DE3 9LZ

Executed as a deed by Transocean	)	/s/ RUSSELL JOHN CARMAN
Equipment Manufacturing and	)
Trading Limited (a company	)
registered in England and Wales))
(in liquidation) acting by Russell	)
John Carman its liquidator in the presence of:	)

/s/ A A ALBUTT

Executed as a deed by Transocean	)	/s/ RUSSELL JOHN CARMAN
Equipment Manufacturing and	)
Trading Limited (a company	)
registered in the Isle of Man))
(in liquidation) acting by Russell	)
John Carman its liquidator in the presence of:	)

/s/ A A ALBUTT

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Exhibit 10.2

Executed as a deed by MKB	)	/s/ GYULA FONYO
and signed by Gyula Fonyó and Emese Rácz	)	/s/ EMESE RACZ
being persons who in accordance	)
with the law of Hungary are acting	)
under the authority of MKB in the presence of:	)

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